EXHIBIT 4.3

Option No: ____

ULURU Inc.

2006 EQUITY INCENTIVE PLAN

Nonstatutory Stock Option Agreement

Nonstatutory Stock Option Agreement (this “Agreement”), dated as of ________________________, between ULURU Inc., a corporation organized under the laws of the state of Nevada (the “Company”), and ________________________, an individual residing at the address set forth below (the “Optionee”). Capitalized terms used but not defined herein shall have the meaning assigned under the Company's 2006 Equity Incentive Plan, as amended from time to time (the “Plan”).

1. Grant of Option. Pursuant and subject to the Plan, the Company grants to you, the Optionee, an option (the “Option”) to purchase from the Company all or any part of a total of ________________________ shares (the “Optioned Shares”) of the common stock, par value $0.001 per share, of the Company, at a price of $__________ per share. The Option is granted as of the date hereof (the “Grant Date”).

2. Character of Option. This Option is not to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

3. Duration of Option. Subject to the following sentence, this Option shall expire and cease to be exercisable in any respect at 5:00 p.m. on ________________________1  1/ Generally the day immediately preceding the tenth anniversary of the Grant Date. Note: the expiration date can be earlier but not later than the tenth anniversary of the Grant Date and for 10% stockholders, the expiration date cannot be later than the fifth anniversary of the Grant Date./ (the “Expiration Date”). If your employment or other association with the Company or any of its Parents or Subsidiaries ends prior to the Expiration Date, this Option shall expire and cease to be exercisable in any respect at the earlier of (a) 5:00 p.m. on the Expiration Date and (b)(i) in the event that the termination of your employment or other association is on account of your death or disability, the first anniversary of the date your employment ends, or (ii) in the event that the termination of your employment or other association is due to any other reason, the 90th day after your employment or other association ends.

4. Exercise of Option. Until this Option expires, you may exercise it as to the number of Optioned Shares identified in the table below, in full or in part, at any time on or after the applicable exercise date or dates identified in the table. However, during any period that this Option remains outstanding after your employment or other association with the Company or any of its Parents or Subsidiaries ends, you may exercise it only to the extent it was exercisable immediately prior to the end of your employment or other association. You must complete, sign and return the attached Stock Option Exercise Notice to the Company to exercise any Option granted to you under this Agreement.

Number of Shares in Each Installment	Initial Exercise Date for Shares in Installment

5. Transfer of Option. You may not transfer this Option except by will or the laws of descent and distribution, and, during your lifetime, only you may exercise this Option.

6. Incorporation of Plan Terms. This Option is granted subject to all of the applicable terms, provisions and limitations of the Plan, which are incorporated herein by reference.

7. No Violation of Law. Notwithstanding any other provision of the Plan or this Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of shares of common stock covered by an Award may constitute a violation of law, the Company may delay such issuance and the delivery of a certificate for such shares until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission (the “SEC”), as may be required under applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the SEC, one of the following conditions shall have been satisfied:

(a) the shares are at the time of the issue of such shares effectively registered under the Securities Act of 1933, as amended (the “Securities Act”); or

(b) the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such shares or such beneficial interest, as the case may be, does not require registration under the Securities Act, or any applicable State securities laws.

The Company shall make all reasonable efforts to bring about the occurrence of said events.

8. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.
____________________________
    1/ Generally the day immediately preceding the tenth anniversary of the Grant Date. Note: the expiration date can be earlier but not later than the tenth anniversary of the Grant Date and for 10% stockholders, the expiration date cannot be later than the fifth anniversary of the Grant Date.

9. Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sale or other disposition of the Optioned Shares. You should rely on your own tax advisors for such advice.

In Witness Whereof, the parties have executed this Agreement as a sealed instrument as of the date first above written.

ULURU Inc.	OPTIONEE

By:___________________________	___________________________
Name:______________________	Signature of Optionee
Title:_______________________
___________________________
Name of Optionee

Optionee's Address:
___________________________
___________________________
___________________________
___________________________

STOCK OPTION EXERCISE NOTICE

ULURU Inc.
4452 Beltway Drive
Addison, TX 75001
Attention: Chief Financial Officer

Dear Sir:

In accordance with and subject to the terms and conditions of the ULURU Inc. 2006 Equity Incentive Plan (the “Plan”), I hereby elect to exercise my option granted under the Nonstatutory Stock Option Agreement, dated as of ________________________ (the “Option Agreement”), between myself and ULURU Inc. (the “Company”), to purchase ________________________ shares of the Company's common stock, par value $0.001 per share.

Enclosed herewith is payment to the Company in the amount of $________________________ in full payment of the option price for said shares.

I hereby represent and warrant that I am acquiring the shares purchased hereunder for investment and not with a view to the sale or distribution thereof. I acknowledge I understand that such shares may not have been registered under the Securities Act of 1933, as amended (the “Act”), by reason of their issuance in a transaction exempt from the registration requirement of the Act pursuant to Section 4(2) thereof and that the shares may not be resold or otherwise transferred except pursuant to a registration statement which has become effective under the Act unless the Company determines that such resale or other transfer may be effected without registration under the Act by virtue of an exemption therefrom.

I hereby acknowledge that the Company has advised me to obtain separate tax, legal and/or accounting advice in making the decision to exercise, and that I have not received or relied upon any tax, legal and/or accounting advice from the Company in deciding to exercise the option granted to me pursuant to the Option Agreement.

Sincerely yours,

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